EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-60884) and the Registration Statements on Form S-8 (No. 333-74234, No. 333-33698, and No. 333-89121), of Daleen Technologies, Inc. of our report dated May 30, 2002, except for Note 13, which is as of June 7, 2002 relating to the financial statements of Abiliti Solutions, Inc., which appears in Daleen Technologies, Inc.’s definitive proxy materials included in its Schedule 14A (No. 000-27491) filed on November 20, 2002 which is incorporated by reference in the Current Report on Form 8-K/A of Daleen Technologies, Inc. dated March 5, 2003.

PricewaterhouseCoopers LLP
St. Louis, Missouri
March 5, 2003